[CENTRAL BANCORP LETTERHEAD]


                                                                    NEWS RELEASE


Contact:   William P. Morrissey                         For Release: Immediately
           EXECUTIVE VICE PRESIDENT/
             CHIEF OPERATING OFFICER
           (617) 628-4000

                  CENTRAL BANCORP ANNOUNCES THE APPOINTMENT OF
                  RICHARD E. STEVENS TO THE BOARD OF DIRECTORS

         SOMERVILLE, MASSACHUSETTS, November 18, 2005- Central Bancorp, Inc. (NASDAQ: CEBK) today announced that at a meeting of the board of directors Richard E. Stevens was appointed as a director of the Company and its subsidiary, Central Co-operative Bank. In making the appointment, the Company increased the size of its board of directors from eight to nine members and the Bank increased the size of its board of directors from 10 to 11 members. Mr. Stevens will also serve as a member of the Company's Compensation Committee and the Bank's Finance Committee. Mr. Steven's term as director will expire at the Company's annual meeting of shareholders in 2006.

         Mr. Stevens is a principal of Gunrock Realty Trust and is involved in real estate and investment management. Previously, he served as President and Chief Executive Officer of Foxboro Savings Bank for almost 30 years, prior to which he was a Senior Bank Examiner in the Office of the Commissioner of Banks for the Commonwealth of Massachusetts.

         John D. Doherty, Chairman, President and Chief Executive Officer of the Company, stated, "The Board is very pleased to welcome Dick Stevens to the Company and the Bank as he brings a wide range of banking and financial management experience. We look forward to working with him to serve the Company, our stockholders, our employees and our community."

         Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full service banking offices, a limited service high school branch in suburban Boston and a stand alone 24-hour automated teller machine in Somerville.

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